Exhibit 99.2

November XX, 2007

Dear Prospective Investor:

We are pleased to announce that Meridian Interstate Bancorp, Inc., the holding company for East Boston Savings Bank, is offering shares of its common stock in a subscription offering pursuant to a Plan of Stock Issuance.

We have enclosed the following materials that will help you learn more about the merits of Meridian Interstate Bancorp, Inc. common stock as an investment. Please read and review the materials carefully.

PROSPECTUS: This document provides detailed information about East Boston Savings Bank’s operations and the proposed offering of Meridian Interstate Bancorp, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. You order must be received (not postmarked) by 12:00 noon, Eastern Standard Time (EST), on December XX, 2007.

Through this offering, you have the opportunity to subscribe for stock directly from Meridian Interstate Bancorp, Inc. without a commission or a fee.

If you have additional questions regarding the stock issuance, please call the Stock Information Center at (978) 977-8500 Monday through Thursday from 9:00 a.m. to 4:00 p.m., Friday from 9:00 a.m. to 6:00 p.m. or Saturday from 9:00 a.m. to 12:30 p.m., Eastern Standard Time (EST), or visit our Stock Information Center located in our office at 67 Prospect Street in Peabody, Massachusetts.

Best Regards,

Richard J. Gavegnano	Robert F. Verdonck
Chairman and Chief Executive Officer	President

The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other governmental agency or the Depositors Insurance Fund.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

November xx, 2007

Dear Depositors and Friends of East Boston Savings Bank:

We are pleased to announce that Meridian Interstate Bancorp, Inc., the holding company for East Boston Savings Bank, is offering shares of its common stock in a subscription offering pursuant to a Plan of Stock Issuance.

Because we believe you may be interested in learning more about the merits of Meridian Interstate Bancorp, Inc. common stock as an investment, we are sending you the following materials which describe the offering:

PROSPECTUS: This document provides detailed information about East Boston Savings Bank’s operations and the proposed offering of Meridian Interstate Bancorp, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering stock is 12:00 noon, Eastern Standard Time (EST), on [Date 1], 2007.

As a depositor of East Boston Savings Bank with $50 or more on deposit as of the close of business on June 30, 2006 and/or June 30, 2007, you will have the opportunity to buy common stock directly from Meridian Interstate Bancorp, Inc. in the offering without paying a commission or fee. If you have additional questions regarding the stock issuance, please call the Stock Information Center at (978) 977-8500, Monday through Thursday from 9:00 a.m. to 4:00 p.m., Friday from 9:00 a.m. to 6:00 p.m. or Saturday from 9:00 a.m. to 12:30 p.m., Eastern Standard Time (EST), or visit the Stock Information Center located in our office at 67 Prospect Street, Peabody, Massachusetts.

We are pleased to offer you this opportunity to become a stockholder of Meridian Interstate Bancorp, Inc.

Best Regards,

Richard J. Gavegnano	Robert F. Verdonck
Chairman of the Board	President & Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other governmental agency or the Depositors Insurance Fund.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

To Depositors and Friends
Of East Boston Savings Bank

Keefe, Bruyette & Woods, Inc., a member of the National Association of Securities Dealers, Inc., is assisting Meridian Interstate Bancorp, Inc., the holding company for East Boston Savings Bank, in offering shares of its common stock in a subscription offering pursuant to its Plan of Stock Issuance.

At the request of Meridian Interstate Bancorp, Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of Meridian Interstate Bancorp, Inc. common stock being offered to depositors of East Boston Savings Bank and various other persons until 12:00 noon, Eastern Standard Time (EST), on [Date 1], 2007. Please read the enclosed offering materials carefully, including the prospectus, for a complete description of the stock offering. Meridian Interstate Bancorp, Inc. has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

If you have any questions, please visit our Stock Information Center located at 67 Prospect Street in Peabody, Massachusetts, Monday through Thursday from 9:00 a.m. to 4:00 p.m., Friday from 9:00 a.m. to 6:00 p.m. or Saturday from 9:00 a.m. to 12:30 p.m., or feel free to call the Stock Information Center at (978) 977-8500.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other governmental agency or the Depositors Insurance Fund.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Initial East Boston Savings Bank Website Message to Commence November xx, 2007

Plan of Stock Issuance Information

Meridian Interstate Bancorp, Inc., the holding company for East Boston Savings Bank is pleased to announce that materials were mailed on November xx, 2007 regarding its Plan of Stock Issuance. If you were a depositor with $50 or more on deposit as of June 30, 2006, and/or June 30, 2007, you should receive a packet of materials soon. We encourage you to read the information carefully.

Information, including a prospectus, regarding Meridian Interstate Bancorp, Inc.’s stock issuance plan is also enclosed in the packet of materials. The Subscription Offering has commenced and continues until 12:00 noon, Eastern Standard Time (EST), on [Date 1], 2007, at which time all orders must be received if you want to subscribe for stock.

If you have questions regarding the offering, please call our Stock Information Center at (978) 977-8500, Monday through Thursday from 9:00 a.m. to 4:00 p.m., Friday from 9:00 a.m. to 6:00 p.m. or Saturday from 9:00 a.m. to 12:30 p.m.

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other governmental agency or the Depositors Insurance Fund.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

End of Offering Meridian Interstate Bancorp, Inc. Website Message

Plan of Stock Issuance Information

The Meridian Interstate Bancorp, Inc. stock offering closed at 12:00 noon, Eastern Standard Time (EST), on [Date 1], 2007. The results of the offering are as follows:

____________________________________________________.

Interest and refund [if applicable] checks will be mailed out on ________________ by regular mail. No special mailing instructions will be accepted.

Allocations will be made available beginning at ______ on ________________. [If applicable]

Notice to Subscribers not receiving all shares: Please be aware that while we believe this to be a final allocation, we reserve the right to amend this amount up to the time of trading and recommend you verify such on your certificate prior to trading your shares. [if applicable]

The transfer agent for Meridian Interstate Bancorp, Inc. will be Registrar and Transfer Company, Cranford, New Jersey and the phone number for their Investor Relations Department is 1-800-368-5948.

We anticipate trading to begin on ____________, 2007 on the Nasdaq Global Select Market under the symbol “EBSB.”

Best Regards,
Richard J. Gavegnano
Meridian Interstate Bancorp, Inc.
Chairman, CEO and Investor Relations Officer
Phone: (781) 592-2999

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other governmental agency or the Depositors Insurance Fund.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

FACTS ABOUT STOCK ISSUANCE

The Board of Directors of Meridian Interstate Bancorp, Inc. the holding company for East Boston Savings Bank, unanimously adopted a Plan of Stock Issuance to issue stock to certain East Boston Savings Bank depositors and possibly members of the community.

This brochure answers some of the most frequently asked questions about the stock issuance and about your opportunity to invest in the common stock of Meridian Interstate Bancorp, Inc.

Investment in the common stock of Meridian Interstate Bancorp, Inc. involves certain risks. For a discussion of these risks and other factors, including a complete description of the offering, prospective investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

WHAT EFFECT WILL THE STOCK ISSUANCE HAVE ON EXISTING DEPOSIT AND LOAN ACCOUNTS AND CUSTOMER RELATIONSHIPS?

The stock issuance will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the stock issuance. Contractual obligations of borrowers of East Boston Savings Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers.

WILL EAST BOSTON SAVINGS BANK’S DEPOSITORS BE REQUIRED TO PURCHASE STOCK IN THE OFFERING?

No depositor or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no impact on his or her standing as a customer of East Boston Savings Bank. The stock issuance will allow depositors of East Boston Savings Bank an opportunity to buy common stock and become stockholders of Meridian Interstate Bancorp, Inc.

WHO IS ELIGIBLE TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION OFFERING?

Certain past and present depositors of East Boston Savings Bank are eligible to purchase common stock in the subscription offering. Specifically, members with $50 or more on deposit at East Boston Savings Bank as of June 30, 2006 or June 30, 2007 are eligible to subscribe.

HOW MANY COMMON SHARES ARE BEING OFFERED AND AT WHAT PRICE?

Meridian Interstate Bancorp, Inc. is offering, as described in the prospectus, a minimum of 8,542,500 shares up to 11,557,500 shares of common stock, subject to adjustment, at a price of $10.00 per share.

HOW MANY SHARES MAY I BUY?

The minimum order is 25 shares. The maximum individual purchase is 30,000 shares. No person, together with associates of, and persons acting in concert with that person, may purchase more than 60,000 shares, as further discussed in the prospectus.

WILL THE COMMON STOCK BE INSURED?

No. Like any other common stock, Meridian Interstate Bancorp, Inc.’s common stock will not be insured.

HOW DO I ORDER THE COMMON STOCK?

You must complete the enclosed Stock Order and Certification Form. Instructions for completing your Stock Order and Certification Form are contained in this packet. Your order must be received by the Stock Information Center located at 67 Prospect Street in Peabody, Massachusetts by 12:00 noon, Eastern Standard Time (EST), on December xx, 2007.

HOW MAY I PAY FOR MY COMMON STOCK?

First, you may pay for common stock by check or money order. Interest will be paid by East Boston Savings Bank on these funds at a rate of 0.75% from the day the funds are received until the completion or termination of the offering. Second, you may authorize us to withdraw funds from your deposit account or certificate of deposit at East Boston Savings Bank for the amount of funds you specify for payment. You will not have access to these funds from the day we receive your order until completion or termination of the stock issuance. There is no penalty for withdrawal from a certificate of deposit.

CAN I PURCHASE STOCK USING FUNDS IN MY EAST BOSTON SAVINGS BANK IRA ACCOUNT?

Federal regulations do not permit the purchase of common stock in connection with the conversion from your existing East Boston Savings Bank IRA account. In order to utilize the funds in your East Boston Savings Bank IRA account for the purchase of Meridian Interstate Bancorp, Inc. common stock, you must execute a trustee-to-trustee transfer with a self-directed IRA provider. Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option.

WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

The Board of Directors of Meridian Interstate Bancorp, Inc. currently intends to consider a policy of paying cash or stock dividends. However, no decision has been made with respect to the amount and timing of any dividend payment.

HOW WILL THE COMMON STOCK BE TRADED?

Meridian Interstate Bancorp, Inc.’s stock is expected to trade on the Nasdaq Global Select Market under the symbol “EBSB.” However, no assurance can be given that an active and liquid market will develop.

ARE EXECUTIVE OFFICERS AND DIRECTORS OF EAST BOSTON SAVINGS BANK PLANNING TO PURCHASE STOCK?

Yes! The executive officers and directors of East Boston Savings Bank plan to purchase, in the aggregate, $1,299,000 worth of stock or approximately 1.1% of the common stock offered at the maximum of the offering range.

CAN I SUBSCRIBE FOR SHARES AND ADD SOMEONE ELSE WHO IS NOT ON MY ACCOUNT TO MY STOCK REGISTRATION?

No. Federal and state regulations prohibit the transfer of subscription rights. Adding the names of other persons who are not owners of your qualifying account(s) will result in the loss of your subscription rights and could result in legal action against you.

MUST I PAY A COMMISSION?

No. You will not be charged a commission or fee on the purchase of common stock in the subscription offering.

STOCK INFORMATION CENTER

For additional information you may visit or call our stock information center located in our office at 67 Prospect Street, Peabody, Massachusetts Monday through Thursday from 9:00 a.m. to 4:00 p.m., Friday from 9:00 a.m. to 6:00 p.m. or Saturday from 9:00 a.m. to 12:30 p.m.

(978) 977-8500

QUESTIONS AND ANSWERS

Meridian Interstate
Bancorp, Inc.

Holding Company for

East Boston Savings
Bank

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other governmental agency or the Depositors Insurance Fund.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.